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                                                                   Exhibit 10.16


                                PG&E CORPORATION
                       EXECUTIVE STOCK OWNERSHIP PROGRAM

                           Administrative Guidelines
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                              (November 19, 1997)


1.      Description. The Executive Stock Ownership Program ("Program") was
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        approved by the Nominating and Compensation Committee of the Board of
        Directors on October 15, 1997. The Program is an important element of the Committee's compensation policy of aligning executive interests with those of the Corporation's shareholders. As an integral part of the Program, the Committee also authorized the use of Special Incentive Stock Ownership Premiums ("SISOPs") which are designed to provide incentives to Eligible Executives to assist in achieving minimum stock ownership targets established by the Committee. These Guidelines, along with the written materials provided to the Committee on October 15, 1997, describe the Program which became effective on January 1, 1998. The Program is administered by the Corporation's Senior Human Resources Officer.

2.      Eligible Executives.  The Chief Executive Officer shall designate the
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        officers of the Corporation and its affiliates who shall be Eligible
        Executives covered by the Program. Initially, the officers covered by the Guidelines and the applicable stock ownership Target are:

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       Officer Band           Position           Stock Ownership Target
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
            1                   CEO                   3 x base salary
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            2          Heads of Business Lines,       2 x base salary
                       CFO, & General Counsel
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            3           SVPs & VP-HR of Corp.         1.5 x base salary
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

3.      Annual Milestones. Under the Guidelines, stock ownership levels are
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        designed to be achieved by the end of the fifth calendar year following the calendar year in which an officer first becomes an Eligible Executive ("Target Date"). Annual Milestones have been established as a means of measuring progress towards achieving Targets and of providing incentives for Eligible Executives to expeditiously meet their Targets. The Annual Milestone at the end of the first full calendar year is 20 percent of the Target, and the Annual Milestone for each succeeding year is an additional 20 percent of the Target. Annual Milestones shall be adjusted to reflect changes in base salary; provided, however, that in each instance any such modification shall be amortized over the remaining original five-year term. Following the Target Date, annual Targets also shall be modified to reflect changes in base salary.
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4.      Calculation of Stock Ownership Levels. Stock ownership level is the dollar value of stock and stock equivalents owned by an Eligible Executive and calculated as of the last day of the calendar year ("Measurement Date"). The purpose of this calculation is to determine the value of the stock or stock equivalent owned by the Eligible Executive as compared with the Annual Milestone or Target for that executive. For purposes of this calculation, the value per share of stock or stock equivalent ("Measurement Value") is the average closing price of PG&E Corporation common stock as traded on the New York Stock Exchange for the last thirty (30) trading days of the year.

        a) The value of stock beneficially owned by the Eligible Executive is determined by multiplying the number of shares owned beneficially on the Measurement Date times the Measurement Value.

        b) The value of PG&E Corporation Phantom Stock Units (including vested SISOP units, as discussed below) is determined by multiplying the number of vested units held by the Eligible Executive on the Measurement Date times the Measurement Value.

        c) The value of stock held in the PG&E Corporation stock fund of any defined contribution plan maintained by PG&E Corporation or any of its subsidiaries is value of the Eligible Executive's PG&E Corporation stock fund on the Measurement Date.

        d) The value of vested stock options is the difference between the number of options multiplied by the Measurement Value minus the number of options multiplied by the option exercise price (for purposes of this calculation, any value attributable to dividend equivalents is excluded).

5.      Award of SISOPs. SISOPs are awarded to Eligible Executives who achieve
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        and maintain stock ownership levels prior to the end of the third year following the year in which an officer first became an Eligible Executive. For purposes of determining awards, the total stock ownership level is calculated as set forth under paragraph 4, on the Measurement Date. The amount of a SISOP award shall be equal to:

        a) For the first year, 20 percent of the amount of the Eligible Executive's stock ownership level at the end of the year, up to the Annual Milestone, plus an additional 30 percent of the amount by which the stock ownership level exceeds the Annual Milestone up to the target; and

        b) For each of the second and third years, 20 percent of the amount up to the Annual Milestone by which the end of the year stock ownership level exceeds the beginning of the year stock ownership level, plus an additional 30 percent of the amount by which the end of the year balance exceeds the Annual Milestone, up to the Target.

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        Each time a SISOP award calculation is made, a second calculation also is made to determine the minimum number of shares which must be retained by the Eligible Executive to avoid forfeiture of the SISOP award ("Minimum Ownership Level") as discussed below in paragraph 7. This calculation converts the dollar value of the stock ownership level used as the basis for qualifying for SISOPs into a number of shares of stock. It is calculated by dividing the stock ownership level by the Measurement Value. Thus, for example, if an Eligible Executive's stock ownership level was $250,000 and the Measurement Value was $25 per share, then the Minimum Ownership Level would be 10,000 shares.

        For purposes of this calculation, the maximum share ownership level used is the Eligible Executive's Target. If an Eligible Executive has a share ownership level higher than his/her target, the increment over the target is not included. Thus, for example, if an Eligible Executive has a target of $750,000 and his/her share ownership level is $900,000, then only $750,000 is used to calculate the Minimum Ownership Level.

6.      SISOPs Credited to the Deferred Compensation Plan. Upon award, SISOPs
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        are credited to the PG&E Corporation Phantom Stock Fund of the Deferred
        Compensation Plan and converted into Units of that Fund. The initial value of a Unit shall be calculated in accordance with the valuation of initial deferrals into the PG&E Corporation Phantom Stock Fund of the Deferred Compensation Plan. Once a SISOP Unit is credited to the account of an Eligible Executive under the Deferred Compensation Plan, it shall be subject to all of the terms and conditions applicable to Units held in the PG&E Corporation Phantom Stock Fund, and such other Plan provisions which by their terms specifically govern SISOPs.

7.      Forfeiture of Units. Units attributable to SISOPs do not vest until the
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        third anniversary of the date that they are credited to the Deferred
        Compensation Plan. So long as SISOP Units remain unvested, such Units are subject to forfeiture if, on each Measurement Date, the number of shares and units held by the Eligible Executive is less than the Minimum Ownership Level established when the SISOPs were granted (see paragraph
        5). To determine forfeiture, the following steps are followed on each Measurement Date:

        a) The number of shares and vested units held by the Eligible Executive is determined.

        b) The share-equivalent of the value of the vested "in the money" stock options is determined by dividing the value of such options (computed in the manner described in 4(d)) by the current Measurement Value (e.g., if the value of the vested "in the money" options is $100,000 and the current Measurement Value is $25 per share, then the share equivalent is 4,000 shares).

        c) The number of shares, vested units, and share-equivalents of vested "in the money" options is added together. This total (Current Holdings) is compared

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              with the Minimum Ownership Level determined when the SISOPs were granted. If the Current Holdings are equal to or greater than the Minimum Ownership Level, then no unvested SISOPs are forfeited. If the Current Holdings are less than the Minimum Ownership Level, then the unvested SISOPs are forfeited in the same proportion as the Current Holdings are less than Minimum Ownership Level (for example, if the Current Holdings are 20 percent less than the Minimum Ownership Level, then 20 percent of the SISOPs are forfeited).

8.      Failure to Achieve or Maintain Target. Failure to achieve stock
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        ownership levels at Target on the Target Date, or to maintain stock ownership levels at Target on any Measurement Date thereafter, will result in the deferral into the Phantom Stock Fund of the Deferred Compensation Plan of annual awards from the Performance Unit Plan ("PUP") and the Performance Incentive Plan ("PIP"). As of any measurement date, to the extent that stock ownership levels are below Target, PUP awards shall be converted into Units and held in the Phantom Stock Fund. If, with the addition of the Units attributable to the PUP award, the stock ownership level is still below Target for any Measurement Date, any PIP award above target also shall be converted into Units held in the Phantom Stock Fund, to the extent of Target. Such conversion of PUP and PIP awards shall continue for successive Measurement Dates, if necessary, until Target is met. Units attributable to PUP and PIP awards described in this paragraph 8 will be paid from the Deferred Compensation Plan as soon as practicable after the date on which such payment will not result in a stock ownership level below Target, or such latter date as may be elected by the Eligible Executive at the time that the award is credited to the Deferred Compensation Plan for Officers.

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